EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aeglea BioTherapeutics, Inc. of our report dated February 24, 2020 relating to the financial statements, which appears in Aeglea BioTherapeutics, Inc.’s Annual report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

February 24, 2020